For the fiscal year ended 4/30/98
File number : 811-06047

                          SUB-ITEM 77M
                            Mergers

     On  June  24, 1998, shareholders of the  Fund
approved  an  Agreement and Plan of Reorganization
and  Liquidation  whereby all  of  the  assets  of
Prudential   Multi-Sector  Fund,  Inc.   will   be
transferred to Prudential Jennison Growth Fund, a series of The Prudential Investment Portfolios,
Inc.,  formerly Prudential Jennison  Series  Fund,
Inc.,  in  exchange solely for Class A,  Class  B,
Class  C and Class Z shares of Prudential Jennison
Growth Fund and the Growth Fund's assumption of all of the liabilities, if any, of Prudential
Multi-Sector Fund, Inc. effective June 26, 1998.